Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Limbach Holdings, Inc. of our report dated May 12, 2020 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K, as amended, of Limbach Holdings, Inc. for the year ended December 31, 2019.

/s/ Crowe LLP

Crowe LLP

Atlanta, Georgia

February 10, 2021